Exhibit 99

                                                     News
                                                     Release


                                                     Vectren Corporation
                                                     P.O. Box 209
                                                     Evansville, IN  47702-0209


FOR IMMEDIATE RELEASE

Contact: Mike Roeder, 812.491.4143

   Vectren Selects Deloitte & Touche LLP as its Independent Public Accountant

May 20, 2002 - Vectren Corporation (NYSE: VVC) announced today that the Audit Committee of its board of directors has selected Deloitte & Touche LLP as its independent public accountant. Deloitte & Touche replaces Arthur Andersen LLP.

Earlier in the year, Vectren announced it would end its relationship with Andersen citing recent public developments regarding Andersen.

"The independent auditor selection is a critical decision for us, and we have selected Deloitte & Touche due to their industry experience and resources," said Vectren Chairman and CEO Niel C. Ellerbrook. " Deloitte & Touche clearly demonstrated the high caliber and significant experience of the professionals that will be dedicated to our account."

The transition to Deloitte & Touche begins immediately. The change of independent public accountants is not the result of any disagreement between Vectren and Andersen on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure.

Vectren Corporation (NYSE: VVC) is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.